Ex. 10.1

PURCHASE AGREEMENT
DATED AS OF APRIL 27, 2015
AMONG
DEYLAU, LLC,
2100 ENERGY LLC
AND
NEW SOURCE ENERGY PARTNERS L.P.

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ii

Ex. 10.1

TABLE OF CONTENTS
		PAGE
SECTION 7.11.	CONSENT TO JURISDICTION	39
SECTION 7.12.	WAIVER OF JURY TRIAL	39
SECTION 7.13.	SEVERABILITY	39

EXHIBITS:

EXHIBIT A    INITIAL LLC INTEREST TRANSFER AGREEMENT
EXHIBIT B    AMENDMENT TO THE NSGP CONSTITUTIVE DOCUMENTS

EXHIBIT C	SUMMARY TERMS OF SUBSIDIARY IDRS

SELLER’S DISCLOSURE LETTER
PURCHASER’S DISCLOSURE LETTER

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Ex. 10.1

Purchase Agreement, dated as of April 27, 2015 (this “Agreement”), among Deylau, LLC, a Delaware limited liability company (“Seller”), 2100 Energy LLC, an Oklahoma limited liability company (“Purchaser”), and, solely for purposes of Sections 1.6, 4.1, 4.3, 4.5, 4.9, 4.10, 5.3 and Article 6 hereof, New Source Energy Partners L.P., a Delaware limited partnership (“NSLP”).
INTRODUCTION
Seller owns a 69.4% limited liability company interest (the “LLC Interest”) in New Source Energy GP, LLC, a Delaware limited liability company (“NSGP”).
NSGP is the general partner of NSLP. Prior to the Initial Closing (defined below), NSGP effected an amendment to the Constitutive Documents of NSLP (the “NSLP Constitutive Documents”) and distributed certain limited partner interests in NSLP to the equity owners of NSGP on a pro rata basis in accordance with such equity owners’ equity ownership in NSGP as of such time.
NSLP owns all of the equity interest of MidCentral Energy GP, LLC (“MCGP”) and all of the class A limited partner interests of MidCentral Energy Partners L.P. (“MCLP”).
Seller desires to sell, and Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement, the LLC Interest.
Capitalized terms used in this Agreement shall have the meanings assigned to such terms where they are first used herein or shall have the meanings assigned to such terms in Section 7.2 hereof, as applicable.
In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE 1
PURCHASE AND SALE OF THE LLC INTEREST
Section 1.1.    Purchase and Sale of the Initial LLC Interest.  Effective as of the Initial Closing, Seller is selling, assigning, conveying, transferring and delivering to Purchaser, and Purchaser is purchasing from Seller, 26.5% of the LLC Interest (which, for the avoidance of doubt, constitutes an 18.4% limited liability company interest in NSGP) (the “Initial LLC Interest”), free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities laws and the provisions of the Amended and Restated Limited Liability Company Agreement of NSGP, dated as of February 13, 2013 and amended as of March 15, 2013 (the “NSGP Constitutive Documents”)). In consideration of the sale, assignment, conveyance, transfer and delivery by Seller of the Initial LLC Interest and the performance by Seller of the other covenants of Seller contained in this Agreement, Purchaser agrees to perform the other covenants of Purchaser contained in this Agreement, including, without limitation, the Facilitation Commitment (as defined below). The sale, assignment, conveyance, transfer, delivery and purchase of the Initial LLC Interest as set forth in this Agreement, is referred to herein as the “Initial Transfer.”

Ex. 10.1

Section 1.2.    Initial Closing.  The closing (the “Initial Closing”) of the Initial Transfer is held at the offices of NSLP in Oklahoma City, Oklahoma, at 6:00 a.m. Central Standard Time on the date of this Agreement or at such other time and place as Purchaser and Seller mutually agree in writing (the “Initial Closing Date”).
Section 1.3.    Transactions to be Effected and Actions to be Taken at the Initial Closing.
(a)    At the Initial Closing, Seller hereby delivers, or causes to be delivered, to Purchaser the following:
(i)    a duly executed counterpart of the transfer agreement, attached hereto as Exhibit A, evidencing the transfer of the Initial LLC Interest pursuant to this Agreement (the “Initial LLC Interest Transfer Agreement”);
(ii)    copies of the Consent of the Board of Directors of NSGP (the “NSGP Board”) and the Consent of the Conflicts Committee of the NSGP Board, in each case, authorizing NSLP to execute and deliver this Agreement, and a duly executed Consent of the Bank of Montreal to the transfer of the Initial LLC Interest and Second LLC Interest by Seller hereunder;
(iii)    a duly executed counterpart of the amendment to the Constitutive Documents of NSGP (the “NSGP Constitutive Documents”), referenced in Section 1.3(c) below, reflecting the Initial Transfer;
(iv)    a certificate duly executed by Seller and in form and substance reasonably satisfactory to Purchaser certifying that the Initial Transfer is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;

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(v)    a certificate dated as of a recent date from the Secretary of State of the State of Delaware to the effect that NSGP is duly formed and in good standing in such state;
(vi)    a copy of NSGP’s certificate of formation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;
(vii)    a certificate dated as of a recent date from the Secretary of State of the State of Delaware to the effect that NSLP is duly formed and in good standing in such state;
(viii)    a copy of NSLP’s certificate of limited partnership, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;
(ix)    a certificate of the authority and incumbency of the Person acting on behalf of Seller in connection with the execution and delivery of this Agreement and any Ancillary Agreement to be executed and delivered at the Initial Closing; and
(x)    such other documents and instruments necessary to consummate the Initial Transfer and the other transactions to be consummated at the Initial Closing (collectively, the “Initial Transactions”) upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Purchaser.
(b)    At the Initial Closing, Purchaser hereby delivers to Seller the following:
(i)    a duly executed counterpart of the Initial LLC Interest Transfer Agreement;
(ii)    a certificate dated as of a recent date from the Secretary of State of the State of Oklahoma to the effect that Purchaser is duly formed and in good standing in such state;
(iii)    a copy of Purchaser’s articles of organization, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Oklahoma;
(iv)    a certificate of the authority and incumbency of the Person acting on behalf of Purchaser in connection with the execution and delivery of this Agreement and any Ancillary Agreement to be executed and delivered at the Initial Closing;
(v)    such other documents and instruments necessary to consummate the Initial Transactions upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Seller; and

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(vi)    a duly executed fees side letter (the “Fees Side Letter”) with each of Robert W. Baird & Co. Incorporated (“Baird”) and UBS Securities LLC (“UBS”).
(c)    Simultaneous with the Initial Closing, the parties are causing to become effective the amendment to the NSGP Constitutive Documents, attached hereto as Exhibit B, which has been mutually agreed by Seller and Purchaser.
Section 1.4.    Purchase and Sale of the Second LLC Interest.  At and effective as of the Second Closing (as defined below) and in consideration of Purchaser having successfully facilitated the closing of one or more Facilitated Transactions (as defined below) that meet the Facilitation Commitment, Seller will sell, assign, convey, transfer and deliver to Purchaser, and Purchaser will purchase from Seller, the remainder of the LLC Interest (which, for the avoidance of doubt, constitutes a 51.0% limited liability company interest in NSGP) (the “Second LLC Interest”), free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities laws and the provisions of the NSGP Constitutive Documents). The sale, assignment, conveyance, transfer, delivery and purchase of the Second LLC Interest as set forth in this Agreement, is referred to herein as the “Second Transfer.”
Section 1.5.    Second Closing.  The closing (the “Second Closing”) of the Second Transfer will be held at the offices of NSLP in Oklahoma City, Oklahoma, at 10:00 a.m. Central Standard Time on the date of, simultaneous with and subject to, the closing of a Facilitated Transaction under the Third-Party Purchase Agreement (as defined below), or at such other time and place as NSLP, Purchaser and Seller mutually agree in writing (the “Second Closing Date”).
Section 1.6.    Transactions to be Effected and Actions to be Taken at the Second Closing.
(a)    At the Second Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:
(i)    a duly executed counterpart of a transfer agreement evidencing the transfer of the Second LLC Interest pursuant to this Agreement, which will be in substantially the same form as the Initial LLC Interest Transfer Agreement (the “Second LLC Interest Transfer Agreement”);
(ii)    a certificate duly executed by Seller and in form and substance reasonably satisfactory to Purchaser certifying that the Second Transfer is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;
(iii)    a certificate dated as of a recent date from the Secretary of State of the State of Delaware to the effect that NSGP is duly formed and in good standing in such state;
(iv)    a copy of NSGP’s certificate of formation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

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(v)    a certificate dated as of a recent date from the Secretary of State of the State of Delaware to the effect that NSLP is duly formed and in good standing in such state;
(vi)    a copy of NSLP’s certificate of limited partnership, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;
(vii)    a certificate of the authority and incumbency of the Person acting on behalf of Seller in connection with the execution and delivery of this Agreement and any Ancillary Agreement to be executed and delivered at the Second Closing;
(viii)    duly executed counterparts of the MCGP Transfer Agreement, the EmployeeCo Transfer Agreement and the Transition Services Agreement (each as defined below); provided, that in the event that the transfer pursuant to the MCGP Transfer Agreement would cause NSLP to be an investment company under the Investment Company Act of 1940, as amended, MCGP will provide to NSLP a delegation of control in a form reasonably satisfactory to NSLP;
(ix)    a copy of the Consent of the NSGP Board to the Facilitated Transaction;
(x)    to the extent the MCLP IPO has not been consummated at such time, a duly executed amendment to the Constitutive Documents of MCLP, in a form to be agreed upon by the NSGP Board and Seller, providing MCLP’s limited partners with a consent right for any amendment to such Constitutive Documents that would adversely affect the limited partners of MCLP;
(xi)    to the extent the MCLP IPO has not been consummated at such time, a duly executed amendment to the Director Designation Agreement dated November 12, 2013 by and between NSLP, NSGP, Seller, and Signature Investments, LLC (the “Director Designation Agreement”) providing that the Director Designation Agreement will be terminated upon the consummation of the MCLP IPO; and
(xii)    such other documents and instruments necessary to consummate the Second Transfer and the other transactions to be consummated at the Second Closing (the “Second Transactions”) upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Purchaser.
(b)    At the Second Closing, Purchaser will deliver to Seller the following:
(i)    a duly executed counterpart of the Second LLC Interest Transfer Agreement;

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(ii)    a certificate dated as of a recent date from the Secretary of State of the State of Oklahoma to the effect that Purchaser is duly formed and in good standing in such state;
(iii)    a copy of Purchaser’s articles of organization, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Oklahoma;
(iv)    a certificate of the authority and incumbency of the Person acting on behalf of Purchaser in connection with the execution and delivery of this Agreement and any Ancillary Agreement to be executed and delivered at the Second Closing; and
(v)    such other documents and instruments necessary to consummate the Second Transactions upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Seller.
(c)    Simultaneous with the Second Closing and in consideration of Seller’s entry into this Agreement, NSGP will cause NSLP to transfer all of the limited liability company interests in MCGP, pursuant to a mutually agreed transfer agreement (the “MCGP Transfer Agreement”), to an entity designated and owned by Seller and Signature Investments, LLC (the “MCGP Transfer”); provided, that in the event that the transfer pursuant to the MCGP Transfer Agreement would cause NSLP to be an investment company under the Investment Company Act of 1940, as amended, MCGP will provide to NSLP a delegation of control in a form reasonably satisfactory to NSLP.
(d)    Simultaneous with the Second Closing the parties will (i) cause NSGP to transfer to MCGP, pursuant to a mutually agreed transfer agreement (the “EmployeeCo Transfer Agreement”) all of the limited liability company interests in Energy Management Resource, LLC (“EmployeeCo”), and (b) cause NSGP, MCGP and EmployeeCo to enter into a mutually agreed transition services agreement (the “Transition Services Agreement”) for the provision of certain services by EmployeeCo to NSGP for a period of up to six (6) months following the Second Closing Date.
(e)    Unless such payments have previously been made, simultaneous with the Second Closing, Purchaser will make the payments required by the Fees Side Letter.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in Seller’s Disclosure Letter delivered by Seller to Purchaser dated as of the date hereof, Seller hereby represents and warrants to Purchaser as follows:

Section 2.1.    Organization and Standing.

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(a)    Seller (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which does not constitute a Seller Material Adverse Effect, and (iii) is duly qualified and in good standing to do business as a foreign company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing does not constitute a Seller Material Adverse Effect.
(b)    NSGP (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which does not constitute a NSGP/NSLP Material Adverse Effect; and (iii) is duly qualified and in good standing to do business as a foreign company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing does not constitute a NSGP/NSLP Material Adverse Effect. Seller has made available to Purchaser prior to the date hereof true and complete copies of the NSGP Constitutive Documents, in each case as amended to the date of this Agreement. Each of such NSGP Constitutive Documents is in full force and effect as of the date hereof. Other than the NSGP Constitutive Documents, there are no other Contracts in effect with respect to the control or governance of NSGP or any agreements among the holders of the LLC Interest with respect to the control or governance of NSGP.
(c)    NSLP (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has full limited partnership power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which does not constitute a NSGP/NSLP Material Adverse Effect; and (iii) is duly qualified and in good standing to do business as a foreign company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing does not constitute a NSGP/NSLP Material Adverse Effect. Seller has made available to Purchaser prior to the date hereof true and complete copies of the Constitutive Documents of NSLP, in each case as amended to the date of this Agreement (the “NSLP Constitutive Documents”). Each of such NSLP Constitutive Documents is in full force and effect as of the date hereof. To Seller's Knowledge, other than the NSLP Constitutive Documents, there are no other Contracts in effect with respect to the control or governance of NSLP or any agreements among the holders of the equity interests of NSLP with respect to the control or governance of NSLP.

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Section 2.2.    The LLC Interest; Subsidiaries; Capitalization of NSLP.
(d)    As of the date hereof, Seller is the sole record and beneficial owner of the LLC Interest. As of the Second Closing Date, Seller will be the sole record and beneficial owner of the Second LLC Interest. As of the date hereof, Seller has good and valid title to the LLC Interest, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws and the Liens imposed by the provisions of the NSGP Constitutive Documents). As of the Second Closing Date, Seller will have good and valid title to the Second LLC Interest, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws and the Liens imposed pursuant to the NSGP Constitutive Documents). There are no membership interests or other equity interests in NSGP issued or outstanding. The LLC Interest is duly authorized and validly issued and is fully paid and nonassessable and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provisions of the Delaware Limited Liability Company Act, the NSGP Constitutive Documents or any Contract to which NSGP was at the time of such issuance a party or otherwise bound. Other than this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, arrangements, undertakings or Contracts of any kind to which Seller or NSGP is a party or by which they or their respective assets or properties are bound (i) obligating NSGP to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership interests or other equity interests in, NSGP, (ii) obligating NSGP to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, arrangement, undertaking or Contract, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of membership interests or other equity interests of NSGP, or (iv) that directly or indirectly restrict or limit in any manner the sale or disposition of the Initial LLC Interest at the Initial Closing or the Second LLC Interest at the Second Closing. There are not outstanding obligations of NSGP to repurchase, redeem or otherwise acquire any membership interest or other equity interest in NSGP other than as set forth in the NSGP Constitutive Documents.
(e)    Other than its interest in EmployeeCo, New Source Energy Management, LLC and NSLP (and NSLP’s interest in MCGP and MCLP (and MCLP’s interest in Rod’s Production Services, L.L.C., Erick Flowback Services LLC, MidCentral Energy Services, LLC and MidCentral Completion Services, LLC)), NSGP does not have any Subsidiaries and does not otherwise own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, or other equity interest in any Person.
(f)    NSGP is the sole general partner of NSLP and owns (1) a non-economic, managerial General Partner Interest (as defined in the NSLP Constitutive Documents) and (2) all of the Incentive Distribution Rights (as defined in the NSLP Constitutive Documents). The General Partner Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the NSLP Constitutive Documents, and NSGP is the record holder of the General Partner Interest and Incentive Distribution Rights free and clear of any Liens, except for such Liens as may be imposed pursuant to the Credit Agreement (as in effect as of the date hereof), the NSLP

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Constitutive Documents, the NSGP Constitutive Documents, and any transfer restrictions imposed by federal and state securities laws. As of the date hereof, the issued and outstanding partnership interests of NSLP consist of 16,558,236 Common Units (as defined in the NSLP Constitutive Documents), 2,205,000 Subordinated Units (as defined in the NSLP Constitutive Documents), the Incentive Distribution Rights and NSGP’s non-economic partnership interest in NSLP. To Seller’s Knowledge, all of NSLP’s outstanding equity interests have been duly authorized and validly issued in accordance with applicable Law and the NSLP Constitutive Documents and are fully paid (to the extent required under applicable Law and the NSLP Constitutive Documents) and nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the NSLP Constitutive Documents or any Contract to which NSLP was at the time of such issuance a party or otherwise bound. NSLP’s currently outstanding Common Units are quoted on the New York Stock Exchange (“NYSE”) and, to Seller’s Knowledge, NSLP has not received any notice of delisting. Except as have been or will be granted under the NSLP Constitutive Documents, the Long-Term Incentive Plan of NSLP, dated January 30, 2013, as amended, and the Fair Market Value Purchase Plan of NSLP, dated June 26, 2014, as amended, or as compensation to employees of NSLP and its Affiliates in the Ordinary Course of Business, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, arrangements, undertakings or Contracts of any kind to which Seller, NSGP or, to Seller’s Knowledge, NSLP is a party or by which they or their respective assets or properties are bound (i) obligating NSLP to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in, or any security convertible or exercisable for or exchangeable into any equity interests in, NSLP, (ii) obligating NSLP to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, arrangement, undertaking or Contract, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of equity interests of NSLP, or (iv) that directly or indirectly restrict or limit in any manner the sale or disposition of the equity interests of NSLP. To Seller’s Knowledge, there are no outstanding obligations of NSLP to repurchase, redeem or otherwise acquire any equity interest in NSLP. Other than NSLP’s interest in MCGP and MCLP (and MCLP’s interest in Rod’s Production Services, L.L.C., Erick Flowback Services LLC, MidCentral Energy Services, LLC and MidCentral Completion Services, LLC), to Seller’s Knowledge, NSLP does not have any Subsidiaries and does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, or other equity interest in any Person.
(g)    Except for this Agreement and the Ancillary Agreements, the NSGP Constitutive Documents and the NSLP Constitutive Documents, none of (i) Seller and NSGP, or (ii) to Seller’s Knowledge, NSLP, is a party to any written voting trusts, proxies, or other shareholder or similar agreements or any written understandings with respect to the voting, purchase, repurchase or transfer of the equity interests in NSGP or NSLP, respectively. Neither NSGP nor, to Seller’s Knowledge, NSLP, has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter of NSGP or NSLP, respectively.
Section 2.3.    Authority; Execution and Delivery; Enforceability.

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(a)    Seller has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Initial Transactions and the Second Transactions (collectively, excluding any Facilitated Transaction, the “Transactions”). The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Transactions have been duly authorized by all necessary limited liability company action. No votes of holders of the membership interests (or any class or series thereof) in Seller are necessary to approve and authorize this Agreement, the Ancillary Agreements to which Seller is a party or the Transactions, other than any such votes, authorizations or approvals that have been obtained and are in effect. Seller has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party and which is to be executed and delivered at the Initial Closing. This Agreement constitutes and each Ancillary Agreement when it is executed and delivered as provided herein will constitute, the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms.
(b)    NSLP has full limited partnership power and authority to execute and deliver this Agreement and to consummate the Transactions (to the extent applicable to NSLP). Each of NSGP and NSLP has full limited liability company or partnership, as applicable, power and authority to execute and deliver the Ancillary Agreements to which it is a party and to consummate the related Transactions (to the extent applicable to NSGP or NSLP). The execution and delivery by each of NSGP and NSLP of this Agreement and/or the Ancillary Agreements to which it is a party, as applicable, and the consummation by NSGP and NSLP of the Transactions (to the extent applicable to NSGP or NSLP) have been duly authorized by all necessary limited liability company or partnership action of NSGP or NSLP, as applicable. No votes of holders of the ownership interests (or any class or series thereof) in NSGP or NSLP is necessary to approve and authorize this Agreement, the Ancillary Agreements to which NSGP or NSLP is a party or the Transactions (to the extent applicable to NSGP or NSLP), other than any such votes, authorizations or approvals that have been obtained and are in effect. Each of NSGP and NSLP has duly executed and delivered each Ancillary Agreement to which it is a party and which is to be executed and delivered at the Initial Closing. This Agreement (in the case of NSLP) constitutes and each Ancillary Agreement when it is executed and delivered as provided herein will constitute, NSLP’s and/or NSGP’s legal, valid and binding obligation, as applicable, enforceable against such party in accordance with its terms.
Section 2.4.    No Conflict; Consents. The execution and delivery by each of Seller, NSGP and NSLP, of this Agreement, if applicable, and each Ancillary Agreement to which it is a party, do not, and the consummation of the Transactions and compliance by Seller, NSGP, and NSLP, with the terms hereof and thereof (to the extent applicable) will not conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller, NSGP or, to Seller’s Knowledge, NSLP under, any provision of (i) the Constitutive Documents of Seller, NSGP or NSLP, as applicable, (ii) any Contract to which Seller, NSGP or NSLP is a party or by which any of their respective properties or assets is bound or (iii) any Order or any Law applicable to Seller, NSGP or NSLP or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that do not constitute a NSGP/NSLP

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Material Adverse Effect or a Seller Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, NSGP, or, to Seller’s Knowledge, NSLP, in connection with (A) the execution, delivery and performance of this Agreement, if applicable, or any Ancillary Agreement or the consummation of the Transactions or (B) the ownership by Purchaser of the Initial LLC Interest immediately following the Initial Closing or the Second LLC Interest immediately following the Second Closing.
Section 2.5.    Financial Statements of NSGP and NSLP.
(f)    NSGP.
(i)    Section 2.5(a) of the Seller’s Disclosure Letter sets forth true, correct and complete copies of the unaudited balance sheet of NSGP as of December 31, 2014, and the related unaudited statements of operations, members’ equity and cash flows for the fiscal year then ended (the “NSGP Financial Statements”).
(ii)    To Seller’s Knowledge, the NSGP Financial Statements have been compiled from NSGP’s books and records and are accurate in all material respects.
(iii)    All books, records and accounts of NSGP are complete and accurate in all material respects.
(g)    NSLP.
(i)    Seller has made available to Purchaser true, correct and complete copies of the NSLP Financial Statements. To Seller’s Knowledge, the NSLP Financial Statements have been prepared in conformity with GAAP consistently applied and on that basis fairly present, in all material respects, the financial condition, results of operations and cash flows of NSLP as of the date thereof and for the period indicated.
(ii)    To Seller’s Knowledge and except as otherwise described in filings made by NSLP with the Securities and Exchange Commission (the “SEC”), NSLP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a‑15 and Rule 15d‑15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by NSLP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. To Seller’s Knowledge and except as otherwise described in filings made by NSLP with the SEC prior to the date hereof, such internal controls are effective in providing reasonable assurance regarding the reliability of NSLP’s financial reporting and the preparation of NSLP’s financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization;

Ex. 10.1

(2) transactions are recorded as necessary to permit preparation of the financial statements of NSLP and NSLP’s Subsidiaries and to maintain accountability for the assets of NSLP and NSLP’s Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To Seller’s Knowledge, NSLP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to NSLP’s auditors and the audit committee of the Board of Directors of NSGP (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect NSLP’s ability to record, process, summarize and report financial data and have identified for NSLP’s auditors any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in NSLP’s internal controls. To Seller’s Knowledge, the principal executive officer and the principal financial officer of NSLP have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the NSLP SEC Documents, and the statements contained in such certifications were complete and correct in all material respects as of the dates they were made. Seller has made available to Purchaser copies of any material written materials relating to the foregoing and any material communication since February 7, 2013 made by management or NSLP’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. To Seller’s Knowledge, since February 7, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the employees of NSLP regarding questionable accounting or auditing matters, have been received by NSLP other than those that have been previously disclosed to Purchaser. Seller has made available to Purchaser a summary of all material complaints or material concerns relating to other matters made since February 7, 2013 through NSLP’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. To Seller’s Knowledge, no attorney representing NSLP or any Subsidiary of NSLP, whether or not employed by NSLP or any Subsidiary of NSLP, has reported evidence of a violation of securities laws in any material respect, a breach of fiduciary duty or similar violation in any material respect by NSLP or any of its officers, directors, employees or agents to NSLP’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any NSLP policy contemplating such reporting. Since the enactment of the Sarbanes-Oxley Act, to Seller’s Knowledge, neither NSLP nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of NSLP.

Ex. 10.1

Section 2.6.    Undisclosed Liabilities.
(a)    NSGP does not have any material Liabilities, except (i) as disclosed, reflected or reserved against in the NSGP Financial Statements, (ii) for items set forth in Section 2.6(a) of the Seller’s Disclosure Letter, (iii) Liabilities incurred in the Ordinary Course of Business since December 31, 2014, (iv) Liabilities incurred pursuant to the Ancillary Agreements to which it is a party and the Transactions applicable to NSGP, and (v) Taxes.
(b)    To Seller’s Knowledge, NSLP does not have any material Liabilities, except (i) as disclosed, reflected or reserved against in the NSLP Financial Statements and the notes thereto or otherwise disclosed in NSLP’s public filings with the SEC, (ii) for items set forth in Section 2.6(b) of the Seller’s Disclosure Letter, (iii) Liabilities incurred in the Ordinary Course of Business since December 31, 2014, (iv) Liabilities incurred pursuant to this Agreement, the Ancillary Agreements to which it is a party and the Transactions applicable to NSLP, and (v) Taxes.

Ex. 10.1

Section 2.7.    Contracts.
(a)    Section 2.7 of the Seller’s Disclosure Letter contains a true and complete list of the Contracts described below to the extent they relate to NSGP. To the extent any of the Contracts described below relate to NSLP and are otherwise Contracts that are required by the Exchange Act to be filed with the SEC, such Contracts have been filed with the SEC as required and have, as such, been made available to Purchaser. The Contracts relating to NSGP required to be listed below and the Contracts relating to NSLP referenced in the immediately preceding sentence are referred to herein collectively, as the “Subject Contracts.” For the avoidance of doubt, the Contracts described below, to the extent they relate to NSLP, are not required to be set forth in the Seller’s Disclosure Letter.
(i)    Contracts containing any provision or covenant purporting to prohibit or limit in any material respect the ability of either NSGP or NSLP to engage in any business activity or compete with any Person or purporting to prohibit or limit in any material respect the ability of any Person to compete with either NSGP or NSLP;
(ii)    Contracts containing the right of any party thereto to terminate such Contract upon the consummation of the Transactions or otherwise upon a “change of control” of NSLP or NSGP, or under which the consummation of the Transactions or a “change of control” of NSGP or NSLP will purportedly (whether at another party’s election or automatically) result in the loss, limitation or restriction of, or adverse change in, any material right of NSGP or NSLP or result in the creation or acceleration of, or adverse change in, any material obligation of NSGP or NSLP; and
(iii)    Contracts providing for payments in excess of $500,000 per annum (other than this Agreement and any Ancillary Agreement) between, on the one hand (A) NSLP or NSGP or any Subsidiary of either of them, and on the other hand (B) Seller or any Affiliate of Seller, or any former or current officer, director, employee, or holder of equity interests of NSGP, NSLP, Seller or any Affiliate of Seller (other than employment agreements).
(b)    Seller has delivered or made available to Purchaser current and complete copies of each Subject Contract. Each of the Subject Contracts is valid and binding on NSGP and, to Seller’s Knowledge, NSLP and their respective Subsidiaries, as the case may be, and, to Seller’s Knowledge, each other party thereto, and is in full force and effect, except for such failure to be valid and binding or to be in full force and effect as does not constitute a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect. There is no default under any such Contract by either of NSGP or, to Seller’s Knowledge, NSLP or any of their respective Subsidiaries, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by either of NSGP or, to Seller’s Knowledge, NSLP or any of their respective Subsidiaries, in each case except as does not constitute a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect.

Ex. 10.1

Section 2.8.    Taxes. (i) NSGP and, to Seller’s Knowledge, NSLP and each of their respective Subsidiaries has filed or caused to be filed in a timely manner (within any applicable extension periods) all income, franchise and other material Tax Returns required by applicable tax Laws, (ii) such Tax Returns set forth fully and accurately all material information required to be disclosed on such returns, (iii) all Taxes with respect to taxable periods covered by such Tax Returns, and all other Taxes for which NSGP, NSLP or any of their respective Subsidiaries is or might otherwise be liable for periods prior to the date hereof, have been timely paid in full or will be timely paid or reserved on the balance sheet and the NSGP Financial Statements or the NSLP Financial Statements, as applicable, reflects an adequate reserve for all Taxes payable by NSGP, NSLP or any of their respective Subsidiaries for all taxable periods and portions thereof through the date of the NSGP or NSLP Financial Statements, as applicable (in respect of NSLP and its Subsidiaries, to Seller’s Knowledge), (iv) no material issues have been raised in writing by a Taxing Authority in connection with the examination of any of the Tax Returns referred to in clause (i) (in respect of NSLP and its Subsidiaries, to Seller’s Knowledge), and, to Seller’s Knowledge, there are no material audits, examinations, investigations or other proceedings threatened in writing in respect of such Tax Returns, (v) all material Taxes which NSGP, NSLP or any of their respective Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (in respect of NSLP and its Subsidiaries, to Seller’s Knowledge), (vi) all material information required to be disclosed on the Tax Returns filed by NSLP and its Subsidiaries has been furnished in a timely manner to the proper Taxing Authority and, as required, to the limited partners of NSLP (vi) there are no Liens for Taxes with respect to any of the assets or properties of NSGP, NSLP or any of their respective Subsidiaries, other than Permitted Liens (in respect of NSLP and its Subsidiaries, to Seller’s Knowledge), (vii) none of NSGP, NSLP or any of their respective Subsidiaries (a) is a party to or obliged under any Tax indemnification, sharing, allocation or similar agreement, (b) has any liability for the Taxes of any Person as a transferee or successor or by contract or agreement, (c) has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes, (d) is subject to (nor are any requests pending for) any private letter ruling of the IRS or comparable rulings of other Governmental Entities, (e) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (f) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter (in the case of each of (a) through (f), in respect of NSLP and its Subsidiaries, to Seller’s Knowledge), (viii) since inception, each of NSGP, NSLP and their respective Subsidiaries has been treated as a partnership or a disregarded entity for United States federal tax purposes (in respect of NSLP and its Subsidiaries, to Seller’s Knowledge), and (ix) none of NSGP, NSLP or any of their respective Subsidiaries, is a party to any listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2) (in respect of NSLP and its Subsidiaries, to Seller’s Knowledge).
Section 2.9.    Proceedings. Except for any of the following which do not constitute a Seller Material Adverse Effect or a NSGP/NSLP Material Adverse Effect: (a) there are no pending, or to Seller’s Knowledge, threatened, Proceedings or claims against Seller, NSGP or NSLP; and (b) neither NSGP nor NSLP is party to and, to Seller’s Knowledge, neither NSGP nor NSLP is subject to or in default under, any Order, except, in the case of (a) and (b), as disclosed in Section 2.9 of the Seller’s Disclosure Letter.

Ex. 10.1

Section 2.10.    NSLP’s SEC Filings.
(a)    Seller has furnished Purchaser a true and complete copy of the Registration Statement on Form S-3 that NSLP filed with the SEC and which became effective as of April 21, 2014 (the “S-3”). The S-3 remains in effect as of the date of this Agreement and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein to make the statements made therein, in light of the circumstances which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.
(b)    To Seller’s Knowledge, NSLP has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished, as applicable, by NSLP from and including February 7, 2013 through the date of this Agreement, under the Securities Act or the Exchange Act, as applicable (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by NSLP with the SEC on a voluntary basis on Current Reports on Form 8-K, the “NSLP SEC Documents”). The NSLP SEC Documents, at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed NSLP SEC Document filed prior to the date hereof), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) on their face complied as to form in all material respects with applicable requirements of the Exchange Act and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. To Seller’s Knowledge, none of the NSLP SEC Documents is the subject of ongoing SEC review and NSLP has not received any comments from the SEC with respect to any of the NSLP SEC Documents since February 7, 2013 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters materially affecting NSLP which has not been adequately addressed. Seller has made available to Purchaser true and complete copies of all written comment letters from the staff of the SEC received since February 7, 2013 through the date of this Agreement relating to the NSLP SEC Documents and all written responses of NSLP thereto through the date of this Agreement. To Seller’s Knowledge, NSLP is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 2.11.    No Vote of NSLP Unitholders. The contemplated Facilitated Transaction (including the structure and economics of the subsidiary incentive distribution rights (“IDRs”) related thereto) can be effected without a vote of NSLP’s limited partners, as long as distributions on such subsidiary IDRs relate only to the returns on the assets contributed pursuant to the Facilitated Transaction.
Section 2.12.    Brokers. Except as set forth in Section 2.12 of Seller’s Disclosure Letter, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions with respect to Seller, NSGP or NSLP.

Ex. 10.1

Section 2.13.    Compliance with Laws; Licenses. The businesses of each of NSGP and, to Seller’s Knowledge, NSLP and their respective Subsidiaries, have not been since November 12, 2013, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that do not constitute a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect. To Seller’s Knowledge (a) no investigation or review by any Governmental Entity with respect to either of NSGP or NSLP or any of their respective Subsidiaries is pending or has been threatened, nor (b) has any Governmental Entity informed NSGP or NSLP or any of their respective Subsidiaries, an intention to conduct the same, except, in each case, for such investigations or reviews the outcome of which does not constitute a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect. None of NSGP or, to Seller’s Knowledge, NSLP and their respective Subsidiaries, has received written notice of any non-compliance with Law not cured as of the date hereof, which constitutes a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect. Each of NSGP and, to Seller’s Knowledge, NSLP and their respective Subsidiaries, has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which, or failure to comply with which, does not constitute a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect.
Section 2.14.    Absence of Certain Changes. Since December 31, 2014, NSGP and, to Seller’s Knowledge, NSLP, and their respective Subsidiaries (during the time as Subsidiaries) (a) have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business, and (b) there has not been:
(i)    any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by NSGP or NSLP and their respective Subsidiaries, whether or not covered by insurance;
(ii)    any material change in any method of accounting or accounting practice by NSGP, NSLP or their respective Subsidiaries;
(iii)    any increase in the compensation payable or to become payable to its directors, officers or employees (except for increases in the Ordinary Course of Business and consistent with past practice) or (y) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or
(iv)    any agreement to do any of the foregoing.

Ex. 10.1

Section 2.15.    Consents and Resolutions. Seller has made available, or has caused NSGP to make available, to Purchaser copies of all written consents and resolutions of the NSGP Board, committees thereof and members of NSGP that are contained in NSGP’s books and records.
Section 2.16.    No Additional Representations. Seller acknowledges and agrees that except as set forth in Article 3 of this Agreement, Purchaser has not made any representation or warranty with respect to Purchaser or any Subsidiary or Affiliate of Purchaser, or the Transactions, and that Purchaser hereby disclaims all Liability and responsibility for any other representation, warranty, statement or information that may have been made, communicated or furnished (orally or in writing) to Seller or any representative of Seller (including any opinion, information, projection or advice that may have been provided to Seller or any Seller representative by any director, officer, employee, agent, consultant or representative of Purchaser).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the Purchaser’s Disclosure Letter delivered by Purchaser to Seller dated as of the date hereof, Purchaser hereby represents and warrants to Seller as follows:
Section 3.1.    Organization and Standing. Purchaser (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oklahoma; and (ii) has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which do not constitute a Purchaser Material Adverse Effect. During the period commencing on the date hereof and ending on the Second Closing Date, Purchaser is and will be controlled by Larry E. Lee or his controlled Affiliates.
Section 3.2.    Authority; Execution and Delivery; Enforceability. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Transactions have been duly authorized by all necessary limited liability company action. No votes of holders of the equity interests (or any class or series thereof) in Purchaser is necessary to approve and authorize this Agreement, the Ancillary Agreements to which Purchaser is a party or the Transactions, other than any such votes, authorizations or approvals that have been obtained and are in effect. Purchaser has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party and which is to be executed and delivered at the Initial Closing. This Agreement constitutes and each Ancillary Agreement when it is executed and delivered as provided herein will constitute, the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms.
Section 3.3.    No Conflict; Consents. The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the Transactions and compliance by Purchaser with the terms hereof and thereof will not conflict

Ex. 10.1

with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the Constitutive Documents of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Order or any Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that does not constitute a Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with (A) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than any Consent of, or registration, declaration or filing with, a Governmental Entity that may be required in connection with a Facilitated Transaction, or (B) the ownership by Purchaser of the Initial LLC Interest immediately following the Initial Closing or the Second LLC Interest immediately following the Second Closing.
Section 3.4.    Proceedings. Except for any of the following which does not constitute a Purchaser Material Adverse Effect, (a) there are no pending, or to Purchaser’s knowledge, threatened Proceedings or claims against Purchaser; and (b) Purchaser is not party to and, to Purchaser’s knowledge, Purchaser is not subject to or in default under, any Order.
Section 3.5.    Securities Act. The Initial LLC Interest and Second LLC Interest purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Initial LLC Interest or Second LLC Interest so acquired by it in violation of any of the registration requirements of the Securities Act of 1933 (the “Securities Act”).
Section 3.6.    Investment Experience; Purchaser Review. Purchaser understands that the purchase of the LLC Interest involves substantial risk. Purchaser has experience as an investor in securities of companies and acknowledges that Purchaser can bear the economic risk of its investment in the LLC Interest and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the LLC Interest. Purchaser has had the opportunity to meet with representatives of Seller, NSGP and NSLP to discuss NSGP’s and NSLP’s businesses, assets, Liabilities, financial conditions, cash flows and operations and has received all materials, documents and other information that it deems necessary or advisable to evaluate the LLC Interest and the Transactions. Purchaser has undertaken such due diligence as it deems adequate concerning the Seller, NSGP, NSLP and their respective Subsidiaries and Affiliates.
Section 3.7.    Brokers. Except as set forth in Section 3.7 of Purchaser’s Disclosure Letter, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions with respect to Purchaser.
Section 3.8.    No Additional Representations. Purchaser acknowledges and agrees that except as set forth in Article 2 of this Agreement, Seller has not made any representation or warranty with respect to Seller, NSGP, NSLP, any of their respective Subsidiaries or Affiliates, the

Ex. 10.1

LLC Interest or the Transactions, and that Seller hereby disclaims all Liability and responsibility for any other representation, warranty, statement or information that may have been made, communicated or furnished (orally or in writing) to Purchaser or any representative of Purchaser (including any opinion, information, projection or advice that may have been provided to Purchaser or any Purchaser representative by any director, officer, employee, agent, consultant or representative of Seller).
ARTICLE 4
COVENANTS
Section 4.1.    Facilitation Commitment; Buyer Subsidiary IDRs.
(c)    Purchaser hereby covenants and agrees to use its commercially reasonable efforts to cause a Facilitated Transaction. A “Facilitated Transaction” is one or a series of transactions whereby one or more third parties (“Seller Third Parties”) will transfer at least $150,000,000 or, if the MCLP IPO has been consummated, $100,000,000 (or such other amount as NSLP, Purchaser and Seller agree in writing) of oil and natural gas assets to a wholly-owned subsidiary of NSLP created for the sole purpose of holding such assets (“Buyer Subsidiary”), in each case on terms mutually agreeable to NSLP, Buyer Subsidiary and the Seller Third Parties. Purchaser acknowledges that Purchaser has no authority to bind NSGP or NSLP to any Facilitated Transaction and that any such proposed transaction will require approval of the NSGP Board to be binding on NSGP, NSLP or any of their respective Subsidiaries. If, following the presentation by Purchaser of the proposed terms of any such Facilitated Transaction to the NSGP Board, the NSGP Board approves such Facilitated Transaction, then Purchaser and Seller will use their respective commercially reasonable efforts to cause Buyer Subsidiary to enter into a mutually acceptable definitive agreement with the Seller Third Parties in respect of such Facilitated Transaction (each, a “Third-Party Purchase Agreement”). The commitment of Purchaser in respect of a Facilitated Transaction as set forth above is referred to in this Agreement as the “Facilitation Commitment.” NSLP shall reimburse Purchaser for its reasonable, documented out-of-pocket expenses incurred in connection with fulfilling the Facilitation Commitment.
(d)    If the NSGP Board does not approve a Facilitated Transaction, none of NSGP, NSLP, or any of their Subsidiaries shall enter into any transaction with the Seller Third Party in question for the purchase of any of the assets or properties that were a part of the proposed Facilitated Transaction until December 31, 2016.
(e)    Subject to approval by the NGSP Board, the IDR structure for Buyer Subsidiary will be mutually agreed by NSLP, Seller and Purchaser, in accordance with the terms set forth in the term sheet attached hereto as Exhibit C, prior to or concurrently with the execution and delivery of any Third-Party Purchase Agreement. Seller and Purchaser further agree that the economics of such IDR will solely depend on the returns of the assets contributed by Seller Third Parties pursuant to a Third-Party Purchase Agreement and that the NSLP Constitutive Documents will be amended as necessary to ensure that funds subject to the distribution provisions with respect to such IDRs will not be subject to the distribution provisions by NSLP to the holders of IDRs in NSLP.

Ex. 10.1

Section 4.2.    Covenants Relating to MCLP and MCGP.
(a)    Purchaser acknowledges that MCLP may, at some point in the future, pursue the initial public offering of its units (the “MCLP IPO”). In connection therewith, Purchaser and Seller agree that the timing of the MCLP IPO, the pricing, structure, selection of underwriters and all other terms of and matters related to the MCLP IPO will be determined by MCGP in its sole and absolute discretion; provided, that if the fair enterprise value of MCLP would be less than $109,000,000, the pricing of the MCLP IPO shall be subject to the consent of NSLP, which shall not be unreasonably withheld. Purchaser and Seller agree that, subject to applicable Law, the use of proceeds generated by the MCLP IPO shall be as follows:
(i)    First, to payment of outstanding obligations under the Credit Agreement such that, but only to the extent that, after giving effect to such payment, NSLP will be in compliance with its obligations thereunder as of the time of the distribution of the MCLP IPO proceeds and as of the compliance redetermination date for the fiscal quarter immediately following the distribution to NSLP, as set forth in Section 4.2(a)(iii) below;
(ii)    Second, to NSLP and MCLP, in equal amounts, until each of NSLP and MCLP receive an amount not to exceed $20,000,000;
(iii)    Third, to NSLP in the amount of $30,000,000;
(iv)    Fourth, to NSLP and MCLP, in equal amounts, until MCLP’s remaining debt is equal to $0; and
(v)    Fifth, the remainder to NSLP.
(b)    Prior to the consummation of the MCLP IPO, (i) the Distributable Cash Flow (as defined in the MCLP Constitutive Documents) generated by MCLP shall be calculated in a manner consistent with past practices and in accordance with the MCLP Constitutive Documents, and (ii) the Limited Partnership Agreement of MCLP shall not be amended in any manner that adversely affects NSLP without the consent of NSLP.
Section 4.3.    Covenants Relating to NSGP Board. Until the consummation of the MCLP IPO, Purchaser shall cast its vote as a member of NSGP in favor of the election, or continuing the service, as applicable, of Kristian Kos and Dikran Tourian on the NSGP Board (so long as such persons meet the minimum qualification standards required to serve as a member of the NSGP Board pursuant to applicable securities Laws and the rules and regulations of the NYSE). At the election of Purchaser, following the Initial Closing until the earlier to occur of the Second Closing or the termination of this Agreement in accordance with its terms, (a) Seller shall cast its vote as a member of NSGP in favor of the election, or continuing the service, as applicable, of an individual designated by Purchaser on the NSGP Board (so long as such person meets the minimum qualification standards required to serve as a member of the NSGP Board pursuant to applicable securities Laws and the rules and regulations of the NYSE), and (b) if Larry E. Lee is not the individual designated by Purchaser to serve on the NSGP Board, then Mr. Lee shall be entitled to

Ex. 10.1

notice of and to attend all meetings of the NSGP Board and to receive all information provided to the members of the Board (including minutes of previous meetings of the Board, provided, that NSGP reserves the right to withhold any information and to exclude Mr. Lee from any meeting or portion thereof if (i) access to such information or attendance at such meeting would adversely affect the attorney-client privilege between NSGP and its counsel, or result in a conflict of interest, or (ii) the Board is considering any disputes with Purchaser under this Agreement. For the avoidance of doubt, Mr. Lee shall have no voting rights or fiduciary obligations to NSGP, NSLP or its Unit holders based solely upon his rights as a Board observer, but he shall be bound by the same confidentiality obligations as the members of the Board.
Section 4.4.    Expenses; Transfer Taxes. Whether or not the Initial Closing and Second Closing take place, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the party that incurs such costs and expenses, including the reasonable expenses and costs of legal and other advisors of such party; provided, that at the Initial Closing, Purchaser shall pay for up to an aggregate of $300,000 upon presentation of reasonable and documented fees and expenses incurred by NSGP and Seller (including all of Seller’s reasonable and documented attorney’s fees and expenses), in each case incurred in connection with the Transactions or any previous negotiations of similar transactions among the parties and the documents giving effect to the Transactions and similar transactions (including the definitive term sheet in respect of the Transactions, prior terms sheets in respect of similar transactions, this Agreement and the Ancillary Agreements and similar transaction agreements and ancillary agreements for similar transactions). Any Transfer Taxes applicable to the transfer of the Initial LLC Interest and the Second LLC Interest shall be paid by Purchaser. Each of Seller and Purchaser shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 4.5.    Certain Books and Records; Preparation of Tax Returns.
(c)    From and after the Initial Closing, Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to NSGP and its assets (including NSLP and its Subsidiaries) as is reasonably necessary for the filing of all Tax Returns (including any Tax Returns to be filed by Seller), the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding (including those related to any Tax). Following the Second Closing, Purchaser shall cause NSGP, NSLP and their respective Subsidiaries to retain all material books and records (including those related to Taxes) for a period of at least seven years following the Second Closing Date. From and after the Initial Closing, Purchaser and Seller shall use their respective commercially reasonable efforts to cooperate with each other in any reasonable manner in the conduct of any audit, claim or other Proceeding (including those related to Taxes) involving NSGP, NSLP or their respective Subsidiaries or assets. The foregoing shall not require either party (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the disclosing party, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect

Ex. 10.1

to confidentiality or if any Law applicable to such disclosing party requires the disclosing party to restrict or prohibit access to such information or (b) to disclose any privileged information of the disclosing party.
(d)    Seller shall accurately prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns required to be filed by NSGP, NSLP and their respective Subsidiaries with respect to any Tax period ending on or before the Second Closing Date. With respect to any such Tax Returns that have not been filed on or prior to the Second Closing Date, Seller shall provide such Tax Returns to Purchaser for its review at least 30 Business Days prior to the due date thereof.
(e)    Purchaser shall accurately prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns required to be filed by NSGP, NSLP and their respective Subsidiaries with respect to any Tax period ending after the Second Closing Date. With respect to any such Tax Returns that relate to any taxable period, or portion of a taxable period, that ends on or before the Second Closing Date, Purchaser shall provide such Tax Returns to Seller for its review at least 30 Business Days prior to the due date thereof. Revisions requested by Seller to such Tax Returns shall be made in Purchaser’s reasonable discretion.
(f)    To the extent not already made, after the Second Closing Date Seller shall make, or shall cause to be made, with respect to each of NSGP and NSLP, the election provided for under Section 754 of the Code, with each such election to be effective with respect to the taxable year in which the Second Closing Date occurs, and shall promptly furnish evidence of such effectiveness to Purchaser.
Section 4.6.    Post-Closing Cooperation.
(a)    After the Second Closing, upon reasonable written notice, Seller and Purchaser shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to NSGP and NSLP (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.
(b)    Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 4.6. Neither party shall be required by this Section 4.6 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or those of NSGP or NSLP).
Section 4.7.    Public Disclosure.  No public release, announcement or disclosure of or concerning this Agreement, the Transactions or any of the terms thereof shall be made or issued by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States or foreign securities exchange, in which case the party required to make the release, announcement or disclosure shall allow the other party reasonable time, if possible, to comment thereon in advance of such disclosure or issuance. Purchaser and Seller agree that upon each of the Initial Closing and the Second Closing

Ex. 10.1

NSLP will issue a press release, each in form and substance mutually satisfactory to NSLP, Purchaser and Seller.
Section 4.8.    Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the Transactions, including, executing and delivering to the other party such documents and other instruments as the other party or its counsel may reasonably request.
Section 4.9.    D&O Insurance.
(a)    For a period of six years after the Second Closing Date, Purchaser shall cause NSGP and NSLP to honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Second Closing Date (including the Transactions contemplated by this Agreement) now existing in favor of the NSLP D&O Indemnified Parties (as defined below) as provided in the NSGP Constitutive Documents and the NSLP Constitutive Documents, under applicable Delaware law, or otherwise, and shall ensure that the NSGP Constitutive Documents, the NSLP Constitutive Documents, and the Constitutive Documents of the respective successor entities of NSGP and NSLP, shall, for a period of six years following the Second Closing Date, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors than are set forth in the NSLP Constitutive Documents and the NSGP Constitutive Documents as of the Second Closing Date.
(b)    For a period of six years after the Second Closing Date, Purchaser shall cause NSLP to maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each NSLP D&O Indemnified Party who is or at any time prior to the Second Closing Date was covered by the existing officers’ and directors’ liability insurance applicable to NSLP or NSGP (“D&O Insurance”), on terms substantially no less advantageous to the NSLP D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Second Closing Date (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Second Closing Date); provided, however, that Purchaser shall not be required to cause NSLP to pay an annual premium for the D&O Insurance for the NSLP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by NSLP or NSGP, as applicable, for such insurance. Purchaser shall have the right but not the obligation to cause NSLP to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the NSLP D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 4.9.
(c)    The provisions of this Section 4.9 shall survive the Second Closing Date for a period of six years and expressly are intended to benefit each of the NSLP D&O Indemnified Parties, and each of the NSLP D&O Indemnified Parties shall be an intended third-party beneficiary of this Section 4.9; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 4.9 are asserted or made within such six-year period, all

Ex. 10.1

rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any NSLP D&O Indemnified Party under this Section 4.9 shall be in addition to any other rights such NSLP D&O Indemnified Party may have under the NSLP Constitutive Documents, the NSGP Constitutive Documents or applicable law.
(d)    For purposes of this Section 4.9, “NSLP D&O Indemnified Parties” means any person who is or was, or at any time prior to the Second Closing Date becomes, a director of NSLP or NSGP.
Section 4.10.    Due Diligence. In anticipation of the Second Closing, Seller agrees that it shall afford and cause NSGP, NSLP and their respective Subsidiaries to afford to Purchaser and Purchaser’s legal, accounting and financial advisors, access at reasonable times and upon reasonable prior notice, to the properties, books and records of NSGP, NSLP and their respective Subsidiaries in order that Purchaser may have full opportunity to make such investigation as it shall reasonably desire of the assets, businesses and operations of NSGP, NSLP and their respective Subsidiaries, and shall further provide to Purchaser and its representatives such additional financial and operating data and other information concerning NSGP, NSLP and their respective Subsidiaries as the Purchaser shall reasonably request.
ARTICLE 5
CONDITIONS TO THE SECOND TRANSFER; TERMINATION
Section 5.1.    Conditions to the Second Closing.
(c)    Seller’s obligation to consummate the Second Transactions are subject to the satisfaction or waiver (in writing by Seller) on or prior to the Second Closing of the following conditions (provided, that, notwithstanding the foregoing, Seller shall not be entitled to waive the condition set forth in Section 5.1(a)(v)):
(vi)    The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the Second Closing as though made at the Second Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date specified);
(vii)    Purchaser shall have performed or complied in all material respects with its obligations and covenants required by this Agreement or any Ancillary Agreement then in effect to be performed or complied with by Purchaser at or prior to the Second Closing;
(viii)    All of the documents to be delivered by Purchaser to Seller and all of the actions or transactions to be taken, undertaken or caused by Purchaser, in each case pursuant to Section 1.6 herein, shall have been delivered, taken, undertaken or caused, as applicable;

Ex. 10.1

(ix)    There shall be no Law, restraining order, injunction or other judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Second Transfer; and
(x)    One or more transactions which in the aggregate meet the Facilitation Commitment shall have been consummated or shall be consummated simultaneous with the Second Closing.
(d)    Purchaser’s obligation to consummate the Second Transactions are subject to the satisfaction or waiver (in writing by Purchaser) on or prior to the Second Closing of the following conditions:
(iv)    The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Second Closing as though made at the Second Closing (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date specified) (it being understood that any item disclosed on any supplement to the Seller’s Disclosure Letter shall not be considered for the purposes of determining whether such representations and warranties are true and correct in all material respects);
(v)    Seller shall have performed or complied in all material respects with its obligations and covenants required by this Agreement or any Ancillary Agreement then in effect to be performed or complied with by Seller at or prior to the Second Closing;
(vi)    All of the documents to be delivered by Seller to Purchaser and all of the actions or transactions to be taken, undertaken or caused by Seller, in each case pursuant to Section 1.6 herein, shall have been delivered, taken, undertaken or caused, as applicable; and
(vii)    There shall be no Law, restraining order, injunction or other judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Second Transfer; and
(viii)    There shall have not occurred since the Initial Closing any change in the financial condition, properties, assets, liabilities, business or results of operations or any circumstance, occurrence or development, which in any case constitutes a Seller Material Adverse Effect or NSGP/NSLP Material Adverse Effect.
Section 5.2.    Termination for Breach. Each of Purchaser and Seller shall have the right to terminate this Agreement prior to the Second Closing by written notice to the other party upon the breach in any material respect by the other party hereto of its obligations hereunder and the failure of such other party to cure such breach within 15 days of written notice thereof.

Ex. 10.1

(h)    Upon such a termination by Purchaser, Purchaser shall be entitled to retain ownership of the Initial LLC Interest, and all rights and obligations of the parties under this Agreement with respect to the Initial LLC Interest shall continue and all other rights and obligations of the parties under this Agreement shall automatically terminate and this Agreement shall have no further force or effect whatsoever. The termination of this Agreement and the retention of ownership of the Initial LLC Interest by Purchaser shall be in lieu of any and all other remedies that may otherwise be available to Purchaser under this Agreement, or at law or in equity. In the event that Purchaser desires to revert the ownership of the Initial LLC Interest to Seller upon Purchaser’s termination of this Agreement pursuant to this Section 5.2, Purchaser and Seller shall execute and deliver any and all documents necessary to evidence such reversion.
(i)    Upon such a termination by Seller, the ownership of the Initial LLC Interest shall automatically revert to Seller (and Purchaser and Seller shall execute and deliver any and all documents necessary to evidence such reversion), and all other rights and obligations of the parties under this Agreement shall automatically terminate and this Agreement shall have no further force or effect whatsoever. The termination of this Agreement and the reversion of the ownership of the Initial LLC Interest to Seller shall be in lieu of any and all other remedies that may otherwise be available to Seller under this Agreement, or at law or in equity.
Section 5.3.    Termination without Cause. If the Second Transfer has not been consummated prior to December 31, 2016, any party hereto who is not otherwise at such time in breach in any material respect of its obligations hereunder, may terminate this Agreement upon five days’ prior written notice to the other party. In such event, the ownership of the Initial LLC Interest shall automatically revert to Seller (and Purchaser and Seller shall execute and deliver any and all documents necessary to evidence such reversion), and all other rights and obligations of the parties under this Agreement shall automatically terminate and this Agreement shall have no further force or effect whatsoever; provided, however, that if Purchaser has presented at least three transactions or three series of transactions that each qualifies as a Facilitated Transaction (other than for lack of approval of the NSGP Board) to the NSGP Board for approval pursuant to Section 4.1(a) prior to December 31, 2016; provided, that NSGP shall obtain a fairness opinion reasonably acceptable to the NSGP Board (or, if applicable, the Conflicts Committee of the NSGP Board) for each portion of any Facilitated Transaction that exceeds $25,000,000 in asset value and that no transaction or series of transaction shall be counted as a Facilitated Transaction pursuant to this proviso if NSGP is unable to obtain a fairness opinion for that transaction or series of transactions (i) Purchaser shall have the right, but not the obligation, to retain ownership of the Initial LLC Interest, and all rights and obligations of the parties under this Agreement with respect to the Initial LLC Interest shall continue and all other rights and obligations shall automatically terminate and this Agreement shall have no further force or effect whatsoever, (ii) NSLP shall become responsible for and pay any and all fees and amounts owed by Purchaser pursuant to the Fees Side Letters with UBS and Baird, and (iii) Seller and NSGP shall refund all expenses paid by Purchaser on their behalf pursuant to Section 4.4.
ARTICLE 6
INDEMNIFICATION

Ex. 10.1

Section 6.1.    Indemnification by Seller. From and after the Initial Closing, Seller shall be liable for, and shall indemnify Purchaser, and each of its officers, directors, employees, partners, agents and representatives (the “Purchaser Indemnitees”) against and hold each of them harmless from, any Loss, suffered or incurred by such Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of:
(i)    any breach of any representation or warranty of Seller contained in this Agreement to the extent such representation or warranty concerns Seller or NSGP (it being understood that any item disclosed on any supplement to the Seller’s Disclosure Letter shall be considered for the purposes of determining whether any such representation or warranty has been breached);
(ii)    any breach of or failure to perform any covenant of Seller contained in this Agreement; and
(iii)    all Liabilities for Taxes of NSGP for any Pre-Closing Tax Period.
Section 6.2.    Limitations on Indemnification by Seller.
(c)    Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any Liability under clause (i) of Section 6.1:
(i)    in excess of $100,000; provided, that this clause shall not apply to any claim for indemnification arising out of a breach or alleged breach of a Seller Specified Representation; or
(ii)    for any Loss if the indemnification claim related thereto was made by the Purchaser Indemnitee after the Applicable Survival Date for the representation and warranty underlying such claim.
(d)    “Seller Specified Representations” means the representations and warranties of Seller contained in Section 2.1(a), Section 2.2(a), (b) and (c), Section 2.2(d) as it relates to Seller and NSGP only, Section 2.3(a), Section 2.3(b) to the extent it relates to NSGP only, and Section 2.12.
Section 6.3.    Indemnification by Purchaser.
(g)    From and after the Initial Closing, Purchaser shall be liable for, and shall indemnify Seller and each of its officers, directors, employees, members, agents and representatives (the “Seller Indemnitees”) against and hold each of them harmless from, any Loss, suffered or incurred by such Seller Indemnitee to the extent arising from, relating to or otherwise in respect of:
(iv)    any breach of any representation or warranty of Purchaser contained in this Agreement;
(v)    any breach of or failure to perform any covenant of Purchaser contained in this Agreement; and

Ex. 10.1

(vi)    all Liabilities for Taxes of NSGP for any Post-Closing Tax Period.
(h)    Purchaser shall not be required to indemnify any Seller Indemnitee, and shall not have any Liability under clause (i) of Section 6.3(a):
(v)    in excess of $100,000; provided, that this clause shall not apply to any claim for indemnification arising out of a breach or alleged breach of a Purchaser Specified Representation; or
(vi)    for any Loss if the indemnification claim related thereto was made by the Seller Indemnitee after the Applicable Survival Date for the representation and warranty underlying such claim.
(i)    “Purchaser Specified Representations” means the representations and warranties of Purchaser contained in Section 3.1, Section 3.2 and Section 3.7.
Section 6.4.    Indemnification by NSLP.
(c)    From and after the Initial Closing, NSLP shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold each of them harmless from, any Loss, suffered or incurred by such Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of:
(iv)    any breach of any representation or warranty of Seller contained in this Agreement to the extent such representation or warranty concerns NSLP or any Subsidiary of NSLP (it being understood that any item disclosed on any supplement to the Seller’s Disclosure Letter shall be considered for the purposes of determining whether any such representation or warranty has been breached);
(v)    all Liabilities for Taxes of NSLP and any of its Subsidiaries for any Pre-Closing Tax Period; and
(vi)    the Specified Lawsuit.
(d)    From and after the Initial Closing, NSLP shall be liable for, and shall indemnify each Seller Indemnitee against and hold each of them harmless from, any Loss, suffered or incurred by such Seller Indemnitee to the extent arising from, directly relating to or otherwise in respect of defending against any third party claim or Proceeding to the extent arising out of or directly relating to the Transactions.
(e)    NSLP shall not be required to indemnify any Purchaser Indemnitee, and shall not have any Liability under clause (i) of Section 6.4(a):
(i)    in excess of $100,000; or
(ii)    for any Loss if the indemnification claim related thereto was made by the Purchaser Indemnitee after the Applicable Survival Date for the representation

Ex. 10.1

and warranty underlying such claim; provided, that this clause (ii) shall not apply to indemnification claims relating to the Specified Lawsuit.
(f)     NSLP shall not be required to indemnify any Purchaser Indemnitee or any Seller Indemnitee, and shall not have any Liability under clause (iii) of Section 6.4(a) or Section 6.4(b), as the case may be:
(vii)    to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Purchaser Indemnitee or Seller Indemnitee, as applicable, is seeking indemnification pursuant to this Agreement, such Purchaser Indemnitee or Seller Indemnitee, as applicable, acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such Purchaser Indemnitee’s or Seller Indemnitee’s, as applicable, conduct was unlawful; or
(viii)    such Liability incurred by (A) such Purchaser Indemnitee is to another Purchaser Indemnitee or a Seller Indemnitee or (B) such Seller Indemnitee is to another Seller Indemnitee or a Purchaser Indemnitee.
(g)    Notwithstanding anything to the contrary contained in Section 6.5(b), NSLP shall have the sole power to direct and control the defense of the Specified Lawsuit, with counsel reasonably satisfactory to Purchaser and at NSLP’s sole expense, so long as NSLP continues to diligently and vigorously pursue such defense. Purchaser shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing and at its expense; provided, that if (i) a Purchaser Indemnitee is named party to the Specified Lawsuit and such Purchaser Indemnitee shall have reasonably concluded that representation of both NSLP and the Purchaser Indemnitee by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) Purchaser assumes the defense of the Specified Lawsuit after NSLP has failed to diligently and vigorously pursue its defense, NSLP shall be liable for the fees and expenses of one separate counsel (in addition to any necessary local counsel). NSLP shall not, without the prior written consent of Purchaser, settle, compromise or offer to settle or compromise the Specified Lawsuit on a basis that would result in (1) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of Purchaser or any of its Affiliates or any of the Purchaser Indemnitees, (2) a finding or admission of a violation of Law or violation of the rights of any Person by Purchaser or any of its Affiliates or any of the Purchaser Indemnitees, (3) a finding or admission that would have an adverse effect on other claims made or threatened against Purchaser or any of its Affiliates or any of the Purchaser Indemnitees, (4) any monetary liability of Purchaser or any of its Affiliates or any of the Purchaser Indemnitees that will not be promptly paid or reimbursed by NSLP, or (5) any reputational harm or non-monetary condition or obligation being imposed on Purchaser or any of its Affiliates or any of the Purchaser Indemnitees.
Section 6.5.    Procedures.
(a)    Third Party Claims. In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Sections 6.1, 6.3 or 6.4 in respect of, arising out of or involving a claim made by any Person against the indemnified party (a “Third Party Claim”),

Ex. 10.1

such indemnified party must notify the applicable indemnifying party (the “indemnifying party”) in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
(b)    Control. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that an indemnifying party may only assume the defense of a Third Party Claim if it delivers to the applicable indemnified party within 60 days (or such shorter period reasonably necessary to allow reply to any complaint or motion by the applicable Person) of the indemnifying party’s receipt of notice of such Third Party Claim, notice of its election to assume the defense thereof, which notice shall include the indemnifying party’s written acknowledgement, in form and substance reasonably satisfactory to such indemnified party, of the indemnifying party’s obligations to indemnify the indemnified party pursuant to this Article 6 with respect to all elements of such Third Party Claim (subject to the other limitations contained in this Article 6). If the indemnifying party assumes such defense, the indemnified party shall reasonably cooperate in the defense thereof and shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party is not entitled to assume the defense of any such Third Party Claim then, (i) the indemnified party may defend against such Third Party Claim in such manner as it may deem appropriate and (ii) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not be entitled to be indemnified or held harmless under Sections 6.1, 6.3 or 6.4, as applicable, for such Third Party Claim if it shall settle such Third Party Claim without the prior written consent of the indemnifying party, unless the indemnified party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that the indemnifying party shall not unreasonably withhold or delay such consent. The indemnifying party shall not, without the prior written consent of the indemnified party, settle, compromise or offer to settle or compromise any Third-Party Claim unless such settlement or compromise would include an unconditional release of the indemnified party and would not (1) exceed the balance of the indemnifying party’s indemnity obligations hereunder or (2) result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the indemnified party.
(c)    Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 6.1, 6.3 or 6.4 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party

Ex. 10.1

shall deliver notice of such claim with reasonable promptness to the indemnifying party and the parties shall attempt to resolve such claim promptly and in good faith.
Section 6.6.    Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Initial Closing Date or the Second Closing Date, as applicable, solely for purposes of this Article 6 as follows: (i) the representations and warranties contained in Articles 2 and 3 (other than any Seller Specified Representation and any Purchaser Specified Representation) and in any document delivered in connection herewith shall survive the Initial Closing Date or the Second Closing Date, as applicable, until the date that is 18 months following the Initial Closing Date or the Second Closing Date, as applicable; (ii) the representations and warranties contained in Section 2.8 shall survive until the expiration of the applicable statute of limitations; and (iii) the Seller Specified Representations and the Purchaser Specified Representations shall survive the Initial Closing Date or the Second Closing Date, as applicable, indefinitely. The applicable survival date for each representation and warranty contained in this Agreement and in any document delivered in connection herewith, as set forth in this Section 6.6, shall be referred to in this Agreement as the “Applicable Survival Date.”
Section 6.7.    Consequential Damages. No party hereto shall be liable to any other party hereto or their respective officers, directors, employees, members, partners, trustees, Affiliates, agents or representatives on account of any indemnity obligation set forth in this Article 6 for any consequential, incidental or punitive damages or any damages based on a “multiple of profits” or “multiple of cash flow” or similar valuation methodology; provided, however, that the foregoing limitation shall not apply with respect to any such consequential, incidental or punitive damages or such other damages required to be paid to a third party pursuant to a Third Party Claim.
Section 6.8.    Exclusive Remedy. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement or in the case of fraud, willful misconduct or misrepresentation with the intent to conceal a material fact, each of Seller and Purchaser acknowledges that its sole and exclusive monetary remedy after the Initial Closing or the Second Closing, as applicable, with respect to any and all claims against any other party hereto relating to this Agreement and the Ancillary Agreements and the Initial Transactions and the Second Transactions shall be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of the foregoing, each of Seller and Purchaser hereby waives (a) from and after the Initial Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, willful misconduct or misrepresentation with the intent to conceal a material fact) for damages it may have against any other party hereto, which claims and causes of action relate to the Initial Transactions and arise under or are based upon this Agreement, any Ancillary Agreement, any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 6, as may be provided in the Ancillary Agreements or as may be provided in any agreement entered into by the parties after the date hereof), and (b) from and after the Second Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, willful misconduct or misrepresentation with the intent to conceal a material fact) for damages it may have against any other party hereto, which claims and causes of

Ex. 10.1

action relate to the Second Transactions and arise under or are based upon this Agreement, any Ancillary Agreement, any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 6, as may be provided in the Ancillary Agreements or as may be provided in any agreement entered into by the parties after the date hereof).
Section 6.9.    Purchase Price Adjustment. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, for Tax purposes the parties to this Agreement shall treat any indemnity payment made under this Agreement by Purchaser to Seller or by Seller or NSLP to Purchaser, as an adjustment to the purchase price hereunder.

ARTICLE 7
GENERAL PROVISIONS
Section 7.1.    Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 7.1:
(e)    if to Seller:
Deylau, LLC
914 N. Broadway, Suite 230
Oklahoma City, Oklahoma 73102
Attention: Mr. Kristian Kos
Email: kkos@newsource.com
with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Scott Smith, Esq.
Email: ssmith@cov.com
(f)    if to Purchaser:
2100 Energy LLC
2100 S. Utica Avenue, Suite 165
Tulsa, Oklahoma 74114
Attention: Larry E. Lee
Email: larrylee@ramenergy.net
with a copy (which shall not constitute notice) to:

Ex. 10.1

McAfee & Taft A Professional
Corporation Two Leadership Square, 10th Floor
211 N. Robinson
Oklahoma City, Oklahoma 73102
Attention: Justin Jackson
Email: justin.jackson@mcafeetaft.com
(g)    if to NSLP:
New Source Energy Partners L.P.
914 N. Broadway, Suite 230
Oklahoma City, Oklahoma 73102
Attention: Mr. Tom R. Russell
Email: trussell@newsource.com
with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
1001 Fannin Street
Suite 2500
Houston, Texas 77002
Attention: Jeffery K. Malonson
Email: jmalonson@velaw.com
All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by email.
Section 7.2.    Definitions.  The following capitalized terms have the following meanings:
“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.
“Ancillary Agreements” means the Initial LLC Interest Transfer Agreement, Second LLC Interest Transfer Agreement, the MCGP Transfer Agreement, the EmployeeCo Transfer Agreement, the Transition Services Agreement, the Amendment to the NSGP Constitutive Documents, the Fees Side Letter, the amendment to the MCLP Constitutive Documents and any other agreements, certificates or other documents to be delivered by one party to this Agreement to the other party to this Agreement pursuant to the provisions of this Agreement.
“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

Ex. 10.1

“Code” means the United States Internal Revenue Code of 1986, as amended.
"Consent" means any consent, permission, approval or authorization, including any writing or resolution evidencing the same.
“Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and by‑laws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement, and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.
“Credit Agreement” means the credit agreement dated as of February 13, 2013, among NSLP, as borrower, Bank of Montreal, as administrative agent for the lenders party thereto, and the other lender parties thereto, as amended or supplemented from time to time.
“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.
“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (ix) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (x) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xi) all obligations of such Person pursuant to any deferred compensation agreements.

Ex. 10.1

“IRS” means the United States Internal Revenue Service.
“Liability” means any Indebtedness, liability, claim, demand, expense, commitment or obligation of any kind or description (whether known or unknown, absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).
“Lien” means any lien, pledge, claim, charge, mortgage, security interests or encumbrance of any kind.
“Loss” means any loss, liability, claim, damage, demand, action, suit, proceeding, payment, judgment, settlement, assessment, deficiency, tax, interest, penalty, diminution in value, cost or expense, including but not limited to removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, and reasonable legal fees and expenses.
“NSLP Financial Statements” means the audited consolidated balance sheet of NSLP as of December 31, 2014, included in NSLP’s Annual Report on Form 10-K for the Fiscal Year then ended and the related audited consolidated statements of operations, partners’ capital and cash flows for the fiscal year then ended, together with the notes thereto and the reports thereon of NSLP’s independent auditors.
“NSGP/NSLP Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that has, or would reasonably be expected to have, a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, liabilities, financial condition, or results of operations of NSGP, NSLP and their respective Subsidiaries (excluding MCLP and its Subsidiaries), taken as a whole; provided, that for purposes of determining whether an NSGP/NSLP Material Adverse Effect has occurred, no change, circumstance, development, state of facts, event or effect shall be considered to the extent resulting from: (A) (x) changes in general economic conditions in North America or generally in the industry in which NSGP, NSLP and their respective Subsidiaries operate, or (y) the initiation of national or international hostilities or any act of terror or war, that, in the case of clause (x) or (y), do not disproportionately affect the business, assets, liabilities, financial condition or results of operations of NSGP, NSLP and their respective Subsidiaries taken as a whole, relative to other participants in the industry in which they operate, or (B) the announcement of this Agreement (including any action or inaction by the customers, suppliers or employees of NSGP, NSLP or their respective Subsidiaries) other than any change, circumstance, development, state of facts, event, effect, action or inaction that is not dependent on such announcement.
“Order” means any writ, judgment, decree, injunction, settlement or similar order of or approved by any Governmental Entity (in each such case whether preliminary or final).
“Ordinary Course of Business” means the ordinary course of business of a Person in substantially the same manner as currently conducted and consistent with past practice and in compliance with applicable Law.

Ex. 10.1

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (iii) statutory liens for Taxes (x) not yet due or payable (or that may thereafter be paid without interest or penalty) or (y) that a Person is contesting in good faith through appropriate Proceedings; and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of a Person as currently conducted.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.
“Post‑Closing Tax Period‑” means any taxable period, or portion of a taxable period, that begins after the Second Closing Date.
“Pre‑Closing Tax Period‑” means any taxable period, or portion of a taxable period, that ends on or before the Initial Closing Date.
“Proceeding” means any suit, action, mediation, arbitration, investigation or other proceeding.
“Purchaser Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay, (a) the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, or (b) the consummation by Purchaser of the Transactions.
“Purchaser’s Disclosure Letter” means a letter of Purchaser that identifies exceptions to the representations and warranties of Purchaser contained in this Agreement, identifying the Section to which such exception relates; provided, that any disclosure in Purchaser’s Disclosure Letter identified to a particular Section shall also apply to matters represented or warranted in other Sections if it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify in respect of the matters contained in such other Sections.
“Seller Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay, (a) the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, or (b) the consummation by Seller of the Transactions.

Ex. 10.1

“Seller’s Disclosure Letter” means a letter of Seller that identifies exceptions to the representations and warranties of Seller contained in this Agreement, identifying the Section to which such exception relates; provided, that (a) any disclosure in Seller’s Disclosure Letter identified to a particular Section shall also apply to matters represented or warranted in other Sections if it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify in respect of the matters contained in such other Sections, (b) if there occurs, after the Initial Closing Date, any fact or condition that would render any representation or warranty made by the Seller untrue as of the Second Closing Date, the Seller will have the right, at its election, to deliver to Purchaser at or before the Second Closing a supplement to Seller’s Disclosure Letter specifying any needed change.
“Seller’s Knowledge” means the actual knowledge of Kristian Kos after inquiry reasonable under the circumstances.
“Specified Lawsuit” means any and all claims (whether legal or equitable) arising out of the facts and circumstances which gave rise to the filing of Case No. CJ-2015-123 in the District Court for Tulsa County, State of Oklahoma whether or not such claims have been asserted in Case No. CJ-2015-123 to date.
“Subsidiary” means, with respect to any Person, another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or (ii) of which such first Person is a general partner; provided, that, for purposes of this Agreement, none of NSLP or any of its Subsidiaries shall be considered a Subsidiary of NSGP.
“Tax” or “Taxes” means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such additions and penalties, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.
“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, and specifically including K-1s, 1099s, and similar information required to be furnished by a Person to its shareholders, partners, members, other equity holders, or employees by the Code.

Ex. 10.1

Section 7.3.    Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.
Section 7.4.    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Purchaser may assign this Agreement or any of its rights, interests and obligations hereunder (including Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser without the consent of Seller; provided, that any such assignment shall not relieve Purchaser of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
Section 7.5.    Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.
Section 7.6.    Entire Agreement.  This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.
Section 7.7.    Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (including, for the

Ex. 10.1

avoidance of doubt, NSLP). No waiver of compliance with any term or provision of this Agreement shall be effective except by an instrument in writing.
Section 7.8.    Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and assigns, any legal or equitable rights or remedies hereunder.
Section 7.9.    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 7.10.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.
Section 7.11.    Consent to Jurisdiction.   Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any of the Transactions. Each party hereto agrees to commence any action, suit or proceeding relating hereto only in such courts referenced above. Each party hereto further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 7.1 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.11. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements and the Transactions in such courts referenced above, and hereby further irrevocably and unconditionally waives, and agrees not to plead, claim or assert by way of motion, defense, or otherwise in any such court that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and, that the venue of such action suit or proceeding is improper, or that this Agreement, any Ancillary Agreement or the Transactions may not be enforced in or by any of the above-named courts.
Section 7.12.    Waiver of Jury Trial.   Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or the Transactions. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.12.

Ex. 10.1

Section 7.13.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Ex. 10.1

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

DEYLAU, LLC

By: /s/ Kristian Kos
Name: Kristian Kos
Title: Sole Manager

2100 ENERGY LLC
By: Larry Lee
Name: Larry Lee
Title: Manager

Solely for purposes of Sections 1.6, 4.1, 4.3, 4.5, 4.9, 4.10, 5.3 and Article 6 of this Agreement:

NEW SOURCE ENERGY PARTNERS L.P.
By: New Source Energy GP, LLC, its General Partner

By: /s/ Kristian Kos
Name: Kristian Kos
Title: Chairman and Chief Executive Officer

Ex. 10.1

EXHIBIT A
INITIAL LLC INTEREST TRANSFER AGREEMENT

Ex. 10.1

EXHIBIT B
AMENDMENT TO THE NSGP CONSTITUTIVE DOCUMENTS

Ex. 10.1

EXHIBIT C
SUMMARY TERMS OF SUBSIDIARY IDRS